Exhibit 99.1

e.l.f. Beauty Announces Results for Transition Period Ended March 31, 2019
– Delivers Net Sales of $66 Million –
– Announces Share Repurchase Program –

OAKLAND, California; May 8, 2019 — e.l.f. Beauty (NYSE: ELF) today announced results for the three-month transition period ended March 31, 2019. As previously disclosed, the Company changed its fiscal year to better align with its key customers’ annual shelf resets from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. As a result, throughout this press release, the three-month period ended March 31, 2019 is referred to as the “Transition Period” and the twelve-month periods ended March 31, 2018, March 31, 2019 and March 31, 2020 are referred to as “fiscal 2018,” “fiscal 2019” and “fiscal 2020,” respectively.
“Our Transition Period results exceeded our expectations with net sales of $66 million, which is an increase of three percent after excluding the impact of e.l.f. stores. These results were driven by Project Unicorn and increased marketing activations behind our new first-to-mass products,” said Tarang Amin, Chief Executive Officer. “We are pleased with the initial progress on our growth initiatives and by improvements in tracked channel performance. We recognize that it will take time to fully implement our strategic repositioning, and therefore, we remain cautious as we enter fiscal 2020.”
Transition Period results
Net sales increased $0.2 million from the first calendar quarter of 2018, to $66.1 million, primarily due to increases in shelf space at existing retailers, distribution into new accounts and lower sales adjustments, partially offset by the timing of pipeline shipments and the closing of all 22 e.l.f. retail stores in February 2019.
Gross margin was 61%, flat when compared to the first calendar quarter of 2018, with benefits from lower sales adjustments and margin accretive innovation offset by the impact of tariffs on goods imported from China along with adjustments to inventory and the Company’s inventory reserve.

Selling, general and administrative expenses (“SG&A”) was $37.3 million, or 56% of net sales, compared to $36.2 million, or 55% of net sales in the first calendar quarter of 2018. SG&A included $3.7 million of expenses that were non-cash or that management does not believe are reflective of the Company’s ongoing operations. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $33.6 million, or 51% of net sales, compared to $31.7 million, or 48% of net sales in the first calendar quarter of 2018.
The benefit for income taxes was $3.3 million in the Transition Period, as compared to a provision for income taxes of $0.4 million in the first calendar quarter of 2018. The change in the provision for income taxes was primarily driven by the change in income before taxes. This was partially offset by an increase in tax expense related to excess tax deficits on equity compensation from $0.2 million in the first calendar quarter of 2018 to $1.5 million in the Transition Period.
On a GAAP basis, net loss was $17.9 million, or $0.37 per share, based on a weighted-average share count of 48.0 million shares. The net loss in the Transition Period includes $22.2 million in restructuring expenses related to the closing of all 22 e.l.f. retail stores in February 2019. This compares to net income of $0.7 million, or $0.01 per diluted share, based on a weighted-average share count of 49.3 million shares in the first calendar quarter of 2018.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 1% to $12.0 million from $11.9 million in the first calendar quarter of 2018.

Adjusted net income (net income excluding the items identified in the reconciliation table below) decreased to $3.2 million, or $0.06 per diluted share, based on a weighted-average diluted share count of 49.4 million in the Transition Period. This compares to adjusted net income of $5.5 million, or $0.11 per diluted share, based on a weighted-average diluted share count of 49.3 million in the first calendar quarter of 2018.
Balance sheet
As of March 31, 2019, the Company had $53.9 million in cash and cash equivalents, as compared to $10.5 million as of March 31, 2018, due to cash generated from operations and working capital management. Notably, disciplined inventory management has helped drive a decrease in inventory from $61.7 million as of March 31, 2018 to $43.8 million as of March 31, 2019. As of March 31, 2019, long-term debt totaled $138.0 million, as compared to $145.7 million as of March 31, 2018.
e.l.f. retail stores closure
In February 2019, the Company closed all 22 e.l.f. retail stores to enable a reallocation of investment against the e.l.f. brand and prioritization of national retailer and digital channels (the “e.l.f. Store Closing”). The Company incurred one-time accounting charges associated with the e.l.f. Store Closing of $22.2 million, which are presented in restructuring expenses in the Company’s statement of operations for the Transition Period. The substantial majority of the expense for the Transition Period is non-cash, including $16.1 million in accelerated rent expense and $5.4 million in accelerated depreciation expense.
Company outlook
The Company is providing the following outlook for fiscal 2020. The outlook assumes a flat and highly competitive mass color cosmetics category and the expectation that it will take time to fully realize benefits from increased marketing and digital investments.
In the table below, fiscal 2019 includes the operation of e.l.f. stores during the year. Fiscal 2020 outlook does not include e.l.f. stores. When compared to net sales in fiscal 2019 excluding the contribution of e.l.f. stores, the fiscal 2020 outlook reflects an expected 4-8% decline in net sales.

	Fiscal 2020 Outlook	Fiscal 2019 (1) (unaudited)
Net sales	$235-245 million	$268	million
Adjusted EBITDA	$45-48 million	$62	million
Adjusted net income	$18-21 million	$33	million
Adjusted diluted EPS	$0.35-0.39	$0.66
Fully diluted shares outstanding	52.5 million	49.3	million

(1) Refer to Company outlook and comparability notes section below for further information regarding e.l.f. stores results included in fiscal 2019.

Company outlook and comparability notes

•	The footnotes to the table below provide additional information regarding the e.l.f. stores contributions to fiscal 2019 and Transition Period results:

	Transition Period	Fiscal 2019 (unaudited)
Net sales (1)	$66,141	$267,656
Net income (loss) (2)	$(17,914)	$(3,079)
Adjusted EBITDA (2)	$12,030	$62,439
Adjusted net income (2)	$3,202	$32,683

(1) Net sales includes $1.9 million and $12.0 million related to e.l.f. stores in the Transition Period and fiscal 2019, respectively.

(2) Net income (loss), adjusted EBITDA and adjusted net income include $2.3 million and $13.7 million of four-wall expenses related to e.l.f. stores in the Transition Period and fiscal 2019, respectively. Four-wall expenses include only directly identifiable costs such as product costs, rent and occupancy expenses and store employee salaries. Other indirect shared costs such as corporate overhead, depreciation and corporate employee salaries have not historically been allocated to the e.l.f. retail stores business for internal reporting purposes and have not been adjusted from the amounts included above.

•	The following tables present a reconciliation of quarterly net sales for fiscal 2019 and fiscal 2018 to quarterly net sales excluding e.l.f. stores for the same periods:

Three months ended (unaudited)	Fiscal 2019	e.l.f. stores	Fiscal 2019 (excluding e.l.f. stores)
June 30	$59,055	$3,228	$55,827
September 30	63,889	3,182	60,707
December 31	78,571	3,735	74,836
March 31	66,141	1,856	64,285
Total	$267,656	$12,001	$255,655

Three months ended (unaudited)	Fiscal 2018	e.l.f. stores	Fiscal 2018 (excluding e.l.f. stores)
June 30	$55,856	$2,939	$52,917
September 30	71,865	3,289	68,576
December 31	81,593	4,073	77,520
March 31	65,920	3,338	62,582
Total	$275,234	$13,639	$261,595

•
The Company’s outlook for fiscal 2020 includes marketing and e-commerce expenditures of approximately 10 to 12 percent of sales, as compared to historical expenditures in the mid-single digits as a percent of sales. The inclusion of e-commerce expenditures reflects the important role that digital plays in building demand for the brand.

•	The Company expects to partially offset its incremental investment in marketing and e-commerce through cost- savings initiatives.

•
The Company expects its effective tax rate for fiscal 2020 to be approximately 28% before the impact of any discrete items. The Company’s outlook for fiscal 2020 assumes no tax benefits or deficits from stock option exercises or vesting of restricted stock. The fiscal 2019 results include tax benefits from these items totaling $0.7 million, or $0.01 per diluted share.

Share repurchase program
The Company also announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $25 million of its common shares.
“We are pleased to be in a position to return excess cash to shareholders while still investing in our key growth initiatives,” said Mandy Fields, Chief Financial Officer.
Purchases under the share repurchase program may be made from time to time in the open market, in privately negotiated transactions or otherwise. The timing and amount of any repurchases pursuant to the share repurchase program will be determined based on market conditions, share price and other factors. The share repurchase program may be suspended or discontinued at any time and there is no guarantee that any shares will be purchased under the share repurchase program.

Transition Period conference call
The Company will hold a conference call today, May 8, 2019, at 4:30 p.m. ET to discuss the Company’s Transition Period results. Investors and analysts interested in participating in the call are invited to dial-in approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. ET on May 8, 2019, until 11:59 p.m. ET on May 15, 2019, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13690102.
About e.l.f. Beauty
e.l.f. makes luxurious beauty accessible for all. As one of the most innovative beauty companies, e.l.f. engages young, diverse beauty enthusiasts by offering high-quality, prestige-inspired cosmetic and skin care products at extraordinary value. In addition, e.l.f. is proud to be 100% vegan and cruelty-free. You can find e.l.f. products on www.elfcosmetics.com, at leading retailers such as Target, Walmart and Ulta, and also internationally.
Learn more about e.l.f. at www.elfcosmetics.com or follow us on Instagram (@elfcosmetics) or Twitter (@elfcosmetics).
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, adjusted gross profit, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. Additionally, the financial metrics provided for the trailing twelve months ended March 31, 2018 and 2019 are non-GAAP measures and have been presented in order to provide a comparison that aligns with the Company's new fiscal year end. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted gross profit excludes costs related to Project Unicorn. Adjusted EBITDA excludes costs related to restructuring of operations, stock-based compensation and other non-cash and non-recurring costs. Adjusted net income excludes costs related to restructuring of operations, stock-based compensation, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Company outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s outlook for fiscal year 2020 under “Company outlook” above and the statements related to the Company’s beliefs regarding its initial progress on its growth initiatives and improvements in tracked channel performance, the Company’s expectations regarding time to fully implement its strategic repositioning, the Company’s expectations regarding its performance in fiscal 2020, the Company’s expectations regarding investing behind its key growth initiatives, and the recently announced share repurchase program. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
Willa McManmon,	Alecia Pulman,
Ellipsis Investor Relations, (650) 960-5177	ICR, Inc., (203) 682-8200

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,
	2019	2018

Net sales	$66,141	$65,920
Cost of sales	25,650	25,712
Gross profit	40,491	40,208
Selling, general and administrative expenses	37,324	36,234
Restructuring expenses	22,176	—
Operating income (loss)	(19,009)	3,974
Other expense, net	(315)	(888)
Interest expense, net	(1,849)	(1,963)
Income (loss) before provision for income taxes	(21,173)	1,123
Income tax benefit (provision)	3,259	(433)
Net income (loss)	$(17,914)	$690
Comprehensive income (loss)	$(17,914)	$690
Net income (loss) per share:
Basic	$(0.37)	$0.01
Diluted	$(0.37)	$0.01
Weighted average shares outstanding:
Basic	48,022,926	46,435,560
Diluted	48,022,926	49,302,771

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Current assets:
Cash and cash equivalents	$53,874	$51,205	$10,474
Accounts receivable, net	32,275	36,724	31,779
Inventory, net	43,779	46,341	61,728
Prepaid expenses and other current assets	7,340	7,473	6,639
Total current assets	137,268	141,743	110,620
Property and equipment, net	16,006	21,804	18,694
Intangible assets, net	97,053	98,773	104,129
Goodwill	157,264	157,264	157,264
Investments	2,875	2,875	2,875
Other assets	21,222	13,397	10,109
Total assets	$431,688	$435,856	$403,691

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$10,259	$9,861	$8,652
Accounts payable	16,280	20,483	17,054
Accrued expenses and other current liabilities	18,590	12,671	8,888
Total current liabilities	45,129	43,015	34,594
Long-term debt and finance lease obligations	138,025	140,523	145,708
Deferred tax liabilities	16,753	20,217	22,058
Long-term operating lease obligations	15,898	—	—
Other long-term liabilities	668	2,770	2,981
Total liabilities	216,473	206,525	205,341

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of March 31, 2019, December 31, 2018 and March 31, 2018; 49,645,450, 48,715,276 and 47,425,139 shares issued and outstanding as of March 31, 2019, December 31, 2018 and March 31, 2018, respectively	483	478	465
Additional paid-in capital	744,147	740,354	724,221
Accumulated deficit	(529,415)	(511,501)	(526,336)
Total stockholders' equity	215,215	229,331	198,350
Total liabilities and stockholders' equity	$431,688	$435,856	$403,691

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(17,914)	$690
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	27,161	4,288
Stock-based compensation expense	3,683	3,640
Amortization of debt issuance costs and discount on debt	190	199
Deferred income taxes	(3,433)	735
Other, net	242	142
Changes in operating assets and liabilities:
Accounts receivable	4,215	12,771
Inventories	2,561	951
Prepaid expenses and other assets	(1,732)	(1,498)
Accounts payable and accrued expenses	(3,100)	(16,891)
Other liabilities	(3,295)	3
Net cash provided by operating activities	8,578	5,030

Cash flows from investing activities:
Purchase of property and equipment	(3,762)	(2,667)
Net cash used in investing activities	(3,762)	(2,667)

Cash flows from financing activities:
Proceeds from revolving line of credit	—	2,000
Repayment of revolving line of credit	—	(2,000)
Repayment of long-term debt	(2,063)	(2,063)
Cash received from issuance of common stock	115	212
Other, net	(199)	(97)
Net cash used in financing activities	(2,147)	(1,948)

Net increase in cash and cash equivalents	2,669	415
Cash and cash equivalents - beginning of period	51,205	10,059
Cash and cash equivalents - end of period	$53,874	$10,474

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP gross profit to non-GAAP adjusted gross profit
(unaudited)
(in thousands, except percentages)

	Three months ended	Three months ended				Twelve months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019

Gross profit	$40,208	$36,645	$38,969	$46,919	$40,491	$163,024
Costs related to Project Unicorn (a)	—	305	—	180	282	767
Adjusted gross profit	$40,208	$36,950	$38,969	$47,099	$40,773	$163,791

Gross margin	61%	62%	61%	60%	61%	61%
Adjusted gross margin	61%	63%	61%	60%	62%	61%
_________________
 (a) Represents costs associated with Project Unicorn, a fixturing and packaging transformation initiative.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended	Three months ended				Twelve months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019

Net income (loss)	$690	$1,248	$3,915	$9,672	$(17,914)	$(3,079)
Interest expense, net	1,963	1,989	1,901	1,963	1,849	7,702
Income tax (benefit) provision	433	126	857	1,015	(3,259)	(1,261)
Depreciation and amortization	4,288	4,424	4,193	4,956	10,520	24,093
EBITDA	$7,374	$7,787	$10,866	$17,606	$(8,804)	$27,455
Restructuring expenses (a)	—	—	—	—	16,859	16,859
Stock-based compensation	3,640	4,631	4,193	4,357	3,683	16,864
Other non-cash and non-recurring costs (b)	929	547	28	394	292	1,261
Adjusted EBITDA	$11,943	$12,965	$15,087	$22,357	$12,030	$62,439

(a) Represents restructuring expenses related to the e.l.f. Store Closing, excluding $5.3 million of accelerated depreciation expense, which is included in the depreciation and amortization line.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and third-party costs related to M&A due diligence.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended	Three months ended				Twelve months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019
Selling, general, and administrative expenses	$36,234	$33,791	$32,656	$33,898	$37,324	$137,669
Stock-based compensation	(3,640)	(4,631)	(4,193)	(4,357)	(3,683)	(16,864)
Other non-cash and non-recurring costs (a)	(929)	(242)	(28)	(214)	(10)	(494)
Adjusted selling, general, and administrative expenses	$31,665	$28,918	$28,435	$29,327	$33,631	$120,311

(a) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and third-party costs related to M&A due diligence.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended	Three months ended				Twelve months ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	March 31, 2019
Net income (loss)	$690	$1,248	$3,915	$9,672	$(17,914)	$(3,079)
Restructuring expenses (a)	—	—	—	—	22,176	22,176
Stock-based compensation	3,640	4,631	4,193	4,357	3,683	16,864
Other non-cash and non-recurring costs (b)	929	547	28	394	292	1,261
Amortization of acquired intangible assets (c)	1,754	1,754	1,754	1,847	1,720	7,075
Tax Impact (d)	(1,562)	(1,726)	(1,485)	(1,648)	(6,755)	(11,614)
Adjusted net income	$5,451	$6,454	$8,405	$14,622	$3,202	$32,683

Weighted average number of shares outstanding - diluted	49,302,771	49,425,927	49,123,703	49,211,311	49,425,134	49,293,711
Adjusted diluted earnings per share	$0.11	$0.13	$0.17	$0.30	$0.06	$0.66

(a) Represents restructuring expenses related to the e.l.f. Store Closing.
(b) Represents various non-cash or non-recurring costs, including costs related to Project Unicorn and third-party costs related to M&A due diligence.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(d) Represents the tax impact of the above adjustments.